EXHIBIT 11
                      MEDIQ INCORPORATED AND SUBSIDIARIES
                    Computation of Net Income Per Share (in
                      thousands, except per share amounts)
                                  (Unaudited)


                                                          Three Months Ended          Nine Months Ended
                                                               June 30,                    June 30,
                                                       -----------------------      ----------------------
                                                          1995          1994          1995          1994
                                                       ---------     ---------      --------      ---------
Computation of Primary Earnings Per Share:

Net income (loss)                                      $ (1,192)     $  (2,849)      $   384       $ (3,937)
                                                       ========      =========       =======       ========
Weighted average of primary shares:
    Common stock                                         17,786         17,698        17,758         17,541
    Preferred stock                                       6,385          6,441         6,411          6,448
    Assumed conversion of options                           528            279           404            384
                                                       --------      ----------      -------       --------

    Total                                                24,699         24,418        24,573         24,373
                                                       ========      ==========      =======       ========

Primary Earnings (Loss) Per Share                      $   (.05)      $   (.12)       $  .01       $   (.16)
                                                       ========      ==========      =======       ========

Computation of Fully Diluted Earnings Per Share (1):

Net income (loss)                                      $ (1,192)      $ (2,849)      $   384       $ (3,937)
Interest and amortization of deferred costs on
 convertible debentures - net of tax                        579       $    579       $ 1,738       $  1,738
                                                       --------      ----------      -------       --------
    Total                                              $   (613)      $ (2,270)      $ 2,122       $ (2,199)
                                                       ========      ==========      =======       ========

Weighted average of fully diluted shares:
    Common stock                                         17,786         17,698        17,758         17,541
    Preferred stock                                       6,385          6,441         6,411          6,448
    Assumed conversion of options                           531            279           423            384
    Assumed conversion of convertible debentures          6,897          6,897         6,897          6,897
                                                       --------      ---------       -------       --------
    Total                                                31,599         31,315        31,489         31,270
                                                       ========      =========       =======       ========

Fully Diluted Earnings Per Share                       $   (.02)      $   (.07)     $    .07       $   (.07)
                                                       ========      =========       =======       ========


(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.

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